Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-132593, 333-141718 and 333-149129) pertaining to the 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan and 2005 Employee Stock Purchase Plan of Alexza Pharmaceuticals, Inc. and the Registration Statements on Form S-3 (Nos. 333-141739 and 333-141724) of Alexza Pharmaceuticals, Inc. and in the related prospectuses of our reports dated March 11, 2008, with respect to the consolidated financial statements of Alexza Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Alexza Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP
March 11, 2008
Palo Alto, California